Phototron Holdings Announces Name Change to GrowLife and Outlines Recent Accomplishments

Woodland Hills, CA—Phototron Holdings, Inc., a leading hydroponics and lifestyle company, announced that effective August 6, 2012, it has changed its name to GrowLife, Inc. GrowLife, Inc. will continue to be traded on the public markets without disruption under the same trading ticker symbol OTC: PHOT, with the new slogan “Grow to Life, Live to Grow”. Information about GrowLife Inc. and its operating divisions is available on its new website www.growlifeinc.com.

GrowLife, Inc. CEO, Sterling Scott, commented, “We have broadened the mission, goals and the assets of the company quite substantially over the last four months. We believe that GrowLife, Inc. as the name of our company resonates and describes our mission more effectively than Phototron Holdings. Going forward, we remain very committed to Phototron products, as one of many highly valued brands within our company.”

Over the past few months, the company has accomplished the following:

  GrowLife now owns and markets www.Greners.com the leading online hydroponics supply company in North America;

  GrowLife now owns and operates www.stealthgrow.com the leading manufacturer and supplier of LED grow lights in our business;

  GrowLife is beta testing a complete line of grow room automation equipment under our brand SG Sensors brand for launch later this year;

  GrowLife established GrowLife Productions, Inc., as an operating division of our company that is focused on brand promotion opportunities in the entertainment and lifestyle market surrounding the medicinal cannabis industry; and,

  GrowLife has strengthened our management team and Board of Directors and initiated the development of a strategic Advisory Board for the Company.

“We have the unique opportunity to become the dominant and most important company in our specialty industry, and an even broader opportunity to participate in the sustainable food industry,” added Mr. Scott. “Our active leadership in the ‘Grow to Live, Live to Grow’ movement is best achieved under the GrowLife, Inc. brand of products.”

About GrowLife, Inc.

GrowLife, Inc. (OTC: PHOT)(formerly Phototron Holding, Inc.) is a company with core holdings in innovative technology-based products and services for the indoor gardening industry and specialty markets. These brands include Stealth Grow LED producer of hi-powered LED grow light products for indoor horticulture(www.stealthgrow.com), Greners.com, the online hydroponics superstore (www.greners.com) and Phototron, producer of hydroponic growing containers which are designed to grow vegetables, herbs, flowers and fruits in any environment (www.phototron.com).

For more information about our public holding company please visit www.growlifeinc.com.

Contact:

Sterling Scott

(800) 651-2837 ext 101

sales@phototron.com